Exhibit 5

KNOXVILLE OFFICE 900 SOUTH GAY STREET, SUITE 1700 KNOXVILLE, TN 37902 (865) 521-6200 MEMPHIS OFFICE THE TOWER AT PEABODY PLACE 100 PEABODY PLACE, SUITE 950 MEMPHIS, TN 38103-2625 (901) 543-5900	BASS, BERRY & SIMS PLC A PROFESSIONAL LIMITED LIABILITY COMPANY ATTORNEYS AT LAW Reply To: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 www.bassberry.com	DOWNTOWN OFFICE: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 MUSIC ROW OFFICE: 29 MUSIC SQUARE EAST NASHVILLE, TN 37203-4322 (615) 255-6161

August 10, 2006

Tractor Supply Company
200 Powell Place
Brentwood, Tennessee 37027

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Tractor Supply Company (the “Company”) in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the Tractor Supply Company 2006 Stock Incentive Plan (the “Plan”) filed by the Company with the Securities and Exchange Commission, covering an aggregate of 2,750,000 shares (the “Shares”) of common stock, $0.008 par value, issuable pursuant to the Plan.

In connection with this opinion, we have reviewed such corporate documents and records of the Company, such certificates of public officials, and such other matters as we have deemed necessary or appropriate for purposes of this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Bass, Berry & Sims PLC